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[HAWK CORPORATION LOGO]                                            EXHIBIT 99.1

                   HAWK FORECASTS EARNINGS IMPROVEMENT IN 2004

Cleveland, Ohio - April 8, 2004 - Hawk Corporation (AMEX: HWK) expects first quarter 2004 revenues from continuing operations to increase by approximately 10% from 2003 revenues from continuing operations, driven largely by an improving economy, new product introductions, market share gains and foreign operations.

In light of our expected first quarter results, Hawk remains confident in its previous guidance that full year 2004 revenues from continuing operations will increase by approximately 6% from 2003 levels.

Hawk's original equipment markets for friction products have displayed strength during recent quarters. For example, 2004 revenues from its construction market are anticipated to be up by approximately 13% and revenues from its heavy-duty truck market are expected to be up by approximately 14% compared to 2003 levels. Offsetting these increases is expected softness in 2004 revenues in its aircraft brake market representing a 6% to 8% decline from 2003, and lower automotive revenues resulting from the divestiture of a product line in 2003 with revenues of $2.5 million.

Hawk's powder metal segment expects 2004 revenues to increase approximately 5% as the initial phase of its technology advancement program begins contributing to the segment's results. Additionally, the division anticipates that its 2003 investment in its China powder metal manufacturing facility will positively impact 2004 revenues.

Led by expected sales revenue increases, more complete and efficient use of its manufacturing capacity, and its continued focus on cost reductions, Hawk anticipates 2004 operating income from continuing operations to grow between 10% and 15% compared to 2003. This expected increase is after giving effect to approximately $2.0 million of expected pre-tax expenses in 2004, resulting from a new manufacturing plant being constructed in Oklahoma and the move of Hawk's Brook Park, Ohio production to that location.


THE COMPANY
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components for industrial, consumer and medical applications, including pump, motor and transmission elements, lawn and garden and telecommunication equipment. The Company's performance racing group manufactures clutches and gearboxes for motorsport applications and performance

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automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately
1,550 employees and 15 manufacturing, research and administrative sites in 4 countries at its continuing operations.

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. These risks and uncertainties include, but are not limited to:

     - the impact on our gross profit margins as a result of changes in our product mix;
     - our ability to effectively utilize all of our manufacturing capacity as the industrial and commercial end-markets we serve gradually improve or if improvement is not achieved as we anticipate;
     - the timely completion of the construction of the new facility in our friction products segment;
     -    the ability to hire and train qualified people at the new facility;
     - the ability to transfer production to the new facility and commence production at the new facility without causing customer delays or dissatisfaction;
     - the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner;
     - higher than anticipated costs related to the relocation of the friction products segment facility;
     - our ability to generate profits at our facilities in China and to earn a profit at our start-up metal injection molding operation;
     - the effect of competition by manufacturers using new or different technologies;
     - the effect on our international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences;
     - the effect of fluctuations in foreign currency exchange rates as our non-U.S. sales continue to increase;
     - our ability to negotiate new agreements, as they expire, with our unions representing certain of our employees, on terms favorable to us or without experiencing work stoppages;
     - the effect of any interruption in our supply of raw materials or a substantial increase in the price of any of the raw materials; and
     -    the continuity of business relationships with major customers.

ACTUAL RESULTS AND EVENTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. REFERENCE IS MADE TO HAWK'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, ITS QUARTERLY REPORTS ON FORM 10-Q, AND OTHER PERIODIC FILINGS, FOR A DESCRIPTION OF THE FOREGOING AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. ANY

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FORWARD-LOOKING STATEMENT SPEAKS ONLY AS OF THE DATE ON WHICH SUCH STATEMENT IS
MADE, AND THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


COMPANY CONTACT INFORMATION
Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553

Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

INVESTOR RELATIONS CONTACT INFORMATION
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: www.hawkcorp.com